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National Semiconductor Elects William Amelio and William Mitchell to Its Board of Directors; Names Donald Macleod Chairman of the Board

SANTA CLARA, Calif., April 16, 2010 -- National Semiconductor Corp. (NYSE:NSM) today announced the appointment of William J. Amelio and William E. Mitchell to National’s board of directors. They will serve on the board until National’s annual meeting of stockholders later this year. In addition, Donald Macleod was named chairman of the board effective May 31, 2010 following the retirement of its current chairman, Brian Halla on May 30, 2010. Macleod currently serves as National’s chief executive officer.

William Amelio, 52, is currently a member of the Daylight Partners group (www.daylightpartners.com) of investors. He was previously the president and CEO of Lenovo Group Limited, a multinational technology corporation that develops, manufactures and markets desktop and notebook personal computers, workstations, servers, storage drives, IT management software and related services. During Amelio’s tenure from 2005-2009, Lenovo was transformed from a $2.9 billion China local competitor to a $16 billion global PC enterprise with the addition of the IBM PC company. He previously held executive positions with Dell, NCR Corp., Honeywell International, AlliedSignal and IBM Corp. He has a bachelor’s degree in chemical engineering from Lehigh University and a master’s degree in management from Stanford University. (William Amelio is no relation to Dr. Gilbert F. Amelio, National’s former president, chairman and CEO.)

William Mitchell, 65, was formerly chairman and CEO of Arrow Electronics Inc., a major global provider of products, services, and solutions to industrial and commercial users of electronics components and computer products. He was chairman and CEO of Arrow Electronics from 2006-2009 after serving as its CEO from 2003-2006. Prior to that, Mitchell held executive positions with Solectron Corp., Sequel Inc., Nashua Corp. and Raychem Corp. He currently serves on the board of directors of Brown-Forman Corp., Humana Inc. and Rogers Corp. Mitchell has a bachelor’s degree in engineering from Princeton University and a master’s degree in engineering from the University of Michigan.

About National Semiconductor
National Semiconductor is a leader in analog power management technology. Its products include easy-to-use integrated circuits, PowerWise products that enable more energy-efficient systems, and SolarMagic products which improve the energy output of solar arrays. The company celebrated its 50th anniversary last May. Headquartered in Santa Clara, Calif., National reported sales of $1.46 billion for fiscal 2009. Additional information is available at www.national.com.